CERTIFICATE OF AMENDMENT

                                       TO

                      AMENDED AND RESTATED CERTIFICATE AND

                       AGREEMENT OF LIMITED PARTNERSHIP OF

                            DORCHESTER HUGOTON, LTD.

                                 April 27, 2001


     This Certificate of Amendment to Amended and Restated Certificate and Agreement of Limited Partnership of Dorchester Hugoton, Ltd., a Texas limited partnership (the "Partnership") is made and adopted on behalf of the Partnership by P.A. Peak, Inc., a Delaware corporation ("Peak") and James E. Raley, Inc., a Delaware corporation ("Raley"), the General Partners (herein so called) of the Partnership.

     A. The Partnership was originally formed by the filing of a Certificate and Agreement of Limited Partnership in the office of the Secretary of State of Texas on June 17, 1982. The original Certificate and Agreement was amended and restated by that certain Amended and Restated Certificate and Agreement of Limited Partnership of the Partnership filed in the office of the Secretary of State of Texas on August 20, 1982 and subsequently amended by Certificates of Amendment filed in the office of the Secretary of State of Texas on or about July 30, 1985, October 20, 1987, November 10, 1988, August 3, 1989, April 26,
1990,  August 30, 1990,  February 15, 1991,  December 29, 1994,  August 9, 1995,
July 2, 1997, December 15, 1997, and April 3, 1998 (as so amended, the "Restated Certificate and Agreement").

     B. Effective September 1, 1992, the Partnership became subject to and thereafter governed by the Texas Revised Limited Partnership Act (the "TRLPA").

     C.  The  General  Partners  hereby  amend  the  Restated   Certificate  and
Agreement, as permitted by and in accordance with the TRLPA and Section 11.03 of the Restated Certificate and Agreement, as follows:

          1. Section 3.10 of the Restated Certificate and Agreement is hereby amended in its entirety to read as follows:

          3.10 Advisory Committee. The Partnership shall establish and maintain (as long as required to meet the continuing listing qualifications of any publicly traded securities market on which the Partnership's securities trade or for so long thereafter as the General Partners deem it necessary or advisable) an Advisory Committee to the Partnership which shall consist of two or more individuals, none of whom is an officer or employee of the Partnership and none of whom has any relationship with the General Partners that would interfere with the advisors exercise of independent judgment. Each Advisory Committee member shall be appointed by the General Partners, on behalf of the Partnership, for two-year or three-year, if necessary,
     staggered  terms.   Advisory   Committee   members  shall  be  entitled  to
     indemnification by the Partnership and other immunities or liability limitations as and to the same extent provided to the General Partners under the Partnership Agreement or otherwise and shall be entitled to
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     receive reasonable compensation from the Partnership for their services and to be reimbursed by the Partnership for any expenses incurred by them in performing their duties on behalf of the Partnership. The Advisory Committee will function as the audit committee of the Partnership and will review and approve any and all transactions between the Partnership, and the General Partners and their Affiliates, including but not limited to, any compensation and benefits paid to the General Partners. In carrying out its duties, the Advisory Committee shall, among other things, review and approve the appointment of the Partnership's independent auditors annually. In addition, the Advisory Committee will meet with representatives of the independent auditors at least annually, review the annual financial statements and other financial information included in the Partnership's public reports, review changes in the significant accounting policies of the Partnership and undertake such other activities as the General Partners may from time to time request.

     IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate and Agreement of Limited Partnership of Dorchester Hugoton, Ltd. has been executed by the following General Partners on the date(s) indicated below, to be effective as of the day and year this Certificate of Amendment is filed in the office of the Secretary of State of Texas.

                                            GENERAL PARTNER:

                                            P.A. PEAK, INC.

DATED:  April 27, 2001                      By:________________________________
                                                     Preston A. Peak, President
                                            Address: 4208 Thanksgiving Tower
                                                     1601 Elm Street
                                                     Dallas, Texas 75201


                                            GENERAL PARTNER:

                                            JAMES E. RALEY, INC.

DATED:  April 27, 2001                      By: ________________________________
                                                     James E. Raley, President
                                            Address: 9666 Atherton Drive
                                                     Dallas, Texas 75243